Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. RECEIVES CONTINUED

LISTING STANDARD NOTICE FROM NYSE

DALLAS, TEXAS, January 20, 2017…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that on January 16, 2017, EXCO was notified by the New York Stock Exchange (“NYSE”) of its noncompliance with continued listing standards because the average closing price of its common shares over a period of 30 consecutive trading days had fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.

Under the NYSE rules, during the six-month period from the date of the NYSE notice, EXCO can regain compliance if the price per share of EXCO’s common shares on the last trading day of any calendar month within such period and the 30 trading day average price per common share for that month is at least $1.00. During this period, subject to EXCO’s compliance with other NYSE continued listing requirements, EXCO’s common shares will continue to be traded on the NYSE under the symbol “XCO” but will have an added designation of “.BC” to indicate the status of the common shares as below compliance.

EXCO intends to notify the NYSE of its intent to cure this noncompliance and is currently exploring its options for regaining compliance, including a potential reverse share split. In addition, EXCO is also currently evaluating transactions that could further improve liquidity, primarily including the issuance of additional indebtedness and a potential sale of its South Texas properties.

EXCO anticipates that the reverse share split, if completed, would cure the deficiency and the Company would regain compliance with the NYSE continued listing requirement. If EXCO is unable to regain compliance, the NYSE will initiate procedures to suspend and delist EXCO’s common shares.

The NYSE notification does not affect EXCO’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt agreements. Furthermore, the NYSE notice is not related to the NYSE continued listing requirement that a listed company have a market capitalization of at least $50 million. Based on the closing price of the Company’s common stock on January 13, 2017, the last trading day prior to the receipt of the NYSE notice, the Company’s market capitalization was approximately $251.8 million. A reverse share split would not be expected to affect the Company’s market capitalization.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President of Strategic Planning, acting Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the continued listing of EXCO’s common shares on the NYSE, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.